Exhibit 99.1
OCUGEN ANNOUNCES PUBLICATION OF A COMPREHENSIVE REVIEW OF BBV152 IN FRONTIERS IN IMMUNOLOGY

•Data include the persistence of immune responses and protection against variants of concern, especially Delta and Omicron
•Ocugen has North American commercialization rights for BBV152, commercialized as COVAXIN™
Malvern, Pa, September 14, 2022 (GLOBE NEWSWIRE) — Ocugen, Inc. (Ocugen or the Company) (NASDAQ: OCGN), a biotechnology company focused on discovering, developing, and commercializing novel gene and cell therapies and vaccines, today announced the publication “A comprehensive review of BBV152 vaccine development, effectiveness, safety, challenges, and prospects” appeared in Frontiers in Immunology. BBV152, commercialized as COVAXIN™, is developed and manufactured by Ocugen’s partner Bharat Biotech, a global leader in vaccine innovation based in Hyderabad, India. BBV152 is currently authorized by the World Health Organization, authorized under Emergency Use Authorization in 28 countries, and accepted as a COVID-19 vaccine to travel into over 85 countries. It is under clinical investigation by Ocugen in the United States for use in adults aged 18 years and older.
This review by Dotiwala and Upadhyay provides a detailed analysis of the immunogenicity, safety, and efficacy of BBV152—a whole virus inactivated vaccine and an important tool in the fight to control the COVID-19 pandemic. Additionally, BBV152 has a broader impact on public health, as it induces high neutralization efficacy against different SARS-CoV-2 variants of concern.
“Unfortunately, the COVID-19 pandemic is not yet over, despite the introduction of effective vaccines and a greater understanding of COVID-19 pathogenesis and transmission dynamics,” said David Fajgenbaum, MD, MBA, MSc, Assistant Professor of Medicine, Translational Medicine & Human Genetics, University of Pennsylvania, and Ocugen Vaccine Scientific Advisory Board member. “This study demonstrates durability through immune memory and a broader immune response with BBV152 and provides further evidence that additional vaccine options—including those built on a traditional vaccine platform—are needed.”

Findings include:
•77.8% and 93.4% protection from symptomatic COVID-19 disease and severe symptomatic COVID-19 disease respectively.
•Studies in pediatric populations show superior immunogenicity (geometric mean titer ratio of 1.76 compared to an adult) with a seroconversion rate of >95%.
•Reactogenicity and safety profiles were comparable across all pediatric age groups between 2-18 yrs.
The study concludes that BBV152 is a suitable alternative to mRNA vaccines.
About Ocugen, Inc.
Ocugen, Inc. is a biotechnology company focused on discovering, developing, and commercializing novel gene and cell therapies and vaccines that improve health and offer hope for patients across the globe. We are making an impact on patient’s lives through courageous innovation—forging new scientific paths that harness our unique intellectual and human capital. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with a single product, and we are advancing research in infectious diseases to support public health and orthopedic diseases to address unmet medical needs.
Discover more at www.ocugen.com and follow us on Twitter and LinkedIn.
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Contact:
Tiffany Hamilton
Head of Communications
IR@ocugen.com